Exhibit 99.1

Jack in the Box Inc. Promotes Leonard Comma to President and Chief Operating Officer

SAN DIEGO--(BUSINESS WIRE)--May 14, 2012--Jack in the Box Inc. (NASDAQ: JACK) today announced that Leonard A. Comma was promoted to President and Chief Operating Officer, effective May 14, 2012. Comma, who had served as Executive Vice President and Chief Operating Officer of the company since 2010, retains oversight of operations, restaurant development and franchising, and will now also oversee marketing for Jack in the Box® restaurants.

Comma joined Jack in the Box Inc. in 2001 as Director of Convenience Store & Fuel Operations for the company’s proprietary chain of Quick Stuff convenience stores, which was sold in 2009. In 2004 he was promoted to Division Vice President of Quick Stuff Operations, and in 2006 he was promoted to Regional Vice President of Quick Stuff and the company’s Southern California region, which then included more than 150 company and franchised Jack in the Box restaurants. In 2007 Comma was promoted to Vice President of Operations, Division II, for Jack in the Box Inc., overseeing nearly 1,200 company and franchised Jack in the Box restaurants in California, Idaho, Oregon and Washington. He was promoted to Senior Vice President and Chief Operating Officer in February 2010, and in November of that year he was promoted to Executive Vice President and COO. In these positions Comma oversaw the entire Jack in the Box system, which comprises more than 2,200 restaurants in 20 states.

Prior to joining Jack in the Box Inc., Comma was a Regional Manager for ExxonMobil, where he was responsible for supporting more than 300 franchisees in California, Nevada and Arizona. Comma has an MBA from Nova Southeastern University in Fort Lauderdale, Fla., and a bachelor’s degree in finance from Drexel University in Philadelphia.

“Lenny has demonstrated outstanding leadership ability in various roles with Jack in the Box,” said Chairman and Chief Executive Officer Linda A. Lang, who had also served as President since February 2010. “Since becoming Chief Operating Officer in 2010, Lenny launched a number of internal programs that have improved guest service and strengthened restaurant operations. The insight he’s gained while overseeing major functional areas of the company, along with his strong background in restaurant and retail operations, will serve the organization well as we complete our refranchising strategy and continue growing our Jack in the Box brand.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 20 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291